CSK Auto Appoints Lawrence Mondry as President & CEO
and Announces Departure of CFO, James Riley
Phoenix, AZ, June 8, 2007 — CSK Auto Corporation (NYSE: CAO), parent company of CSK Auto, Inc., one of the largest automotive parts and accessories retailers in the United States, announced the selection of Lawrence N. Mondry as its new President and Chief Executive Officer. Mr. Mondry will succeed Maynard Jenkins, who had previously announced his intent to retire upon the Board’s selection of his successor. Mr. Mondry will begin work immediately and is expected to assume the President and CEO positions in early July, upon Mr. Jenkins’ retirement. He will also join the Company’s Board of Directors.
Lawrence Mondry, 47, has over 20 years experience in merchandising and executive management positions in the multi-unit specialty retailing industry. Most recently, he served as the Chief Executive Officer of CompUSA Inc. from November 2003 to May 2006. Previously, he served in a variety of key management positions with CompUSA since 1990, including President and Chief Operating Officer, Executive Vice President — Merchandising and Senior Vice President and General Merchandise Manager. Mr. Mondry participated in the growth of CompUSA from its infancy to sales in excess of $6 billion. Mr. Mondry began his retail career in 1983 with Highland Superstores, a multi-regional consumer electronics retailer, where he held various merchandising positions including Vice President, National Merchandise Manager. Mr. Mondry currently serves on the boards of directors of Micron Technology, Inc. and Golfsmith, Inc.
The Company also announced that James B. Riley, Senior Vice President and Chief Financial Officer, resigned to accept a position as CFO with Ormet, an aluminum production company in his home state of Ohio. His resignation will be effective at the end of June. The Company intends to identify an interim Chief Financial Officer in the near future and to commence a search for a qualified replacement for Mr. Riley.
“I am extremely pleased that the Board’s search has culminated in the selection of Larry Mondry, whose depth of experience in multi-store hard goods retailing will allow him to bring a fresh but seasoned perspective to CSK,” said Mr. Jenkins. “We will miss Jim Riley, who played a key role in helping us address the unique challenges we have faced during the past 15 months, and wish him well as he returns to Ohio.”
“I am honored to lead this company and build on Mr. Jenkins’ achievements. CSK has a strong core business and tremendous potential for growth, and I am excited to have the opportunity to shape its future,” said Mr. Mondry.
As part of his employment agreement, Mr. Mondry will be awarded options to acquire 300,000 shares of the Company’s stock at a price per share equal to the market price of the Company’s common stock on his employment date and restricted stock units for 75,000 shares of the Company’s common stock, each vesting in three equal annual installments.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of May 6, 2007, the Company operated 1,334 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.
Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483